UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 9, 2019

THEMAVEN, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-12471	68-0232575
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Fourth Avenue, Suite 200 Seattle, WA	98101
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 775-600-2765

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name on exchange on which registered
None	-	-

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction .2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

* Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2019, TheMaven, Inc. (the “Company”) announced the appointment of William Sornsin as the Company’s Chief Operating Officer. Mr. Sornsin has been with the Company since 2016 and has filled various roles with the Company since that time. Mr. Paul Edmondson, who had also held the position of Chief Operating Officer, will continue as the Company’s President.

On December 9, 2019, Company announced the appointment of Mr. Avi Zimak as the Company’s Chief Revenue Officer and Head of Global Strategic Partnerships. Mr. Zimak, who will be located in the Company’s New York City office, will be employed on a full time basis, at an annual salary of $450,000. Mr. Zimak will be paid a signing bonus of $250,000, subject to recapture in certain circumstances if Mr. Zimak’s employment ends before the second anniversary of the date of his employment agreement. Mr. Zimak will be eligible for an annual bonus of up to $450,000, based on the achievement in each calendar year of defined annual revenue targets, calculated on a quarterly basis, and paid quarterly subject to an annual reconciliation. Mr. Zimak will be granted a ten-year option to purchase up to an aggregate of 2,250,000 shares of common stock of the Company under the 2019 Equity Incentive Plan. This option will vest as to 1,125,000 shares, in three equal installments, based on performance targets tied to the achievement of established annual revenue targets for fiscal years 2020 to and including 2022. The remaining 1,250,000 shares will vest as follows: 1/3 will vest after 12 months from the date of the employment agreement; and then 1/36th will vest at the end of each month thereafter, concluding 36 months from the effect date of the employment agreement. Currently these options are unfunded, and the Company has agreed to timely increase the availability of shares of common stock to permit the exercise of the options upon vesting. Mr. Zimak will also participate in any broad based grant of options issued to the C-Suite executives on the same terms and pro rata basis. At the commencement of the employment, Mr. Zimak will also be awarded restricted stock units for 250,000 shares of common stock, vesting one year after the date of the employment agreement, with the shares to be delivered on the fifth anniversary of the date of the employment agreement. Mr. Zimak will be reimbursed for typical business expenses, provided with time off based on the C-Suite policies of the Company, and provided typical health and other benefits provided to the Company executive officers. The term of the employment agreement is for an initial period of two years, and it is automatically renewed for one additional year periods thereafter if not previously terminated. The employment agreement has early termination provisions for cause, permanent incapacity, and death. Mr. Zimak has the right to terminate for good reason in certain circumstances. In the event of certain of the early termination events, the Company will be obligated to pay salary compensation, bonus amounts and various of the restricted stock units will continue to vest. In the event of termination, the vested options and further vesting will be governed by the terms of the option grant and the plan under which they are granted. During the employment period and for one year thereafter, Mr. Zimak will be subject to the Company’s typical non-solicitation and competition provisions for all executive employees. Mr. Zimak will also entered in the standard Company confidentiality and proprietary rights agreement.

Before joining the Company, Mr. Zimak served as Chief Revenue Officer & Publisher of New York Media from March 2017 to December 2019 when the company was acquired by Vox Media. From September 2012 to January 2015 Mr. Zimak was VP, Sales of North America for Outbrain prior to being promoted to VP, General Manager of The Americas from January 2015 to February 2017. Before that, he served on various management teams at Hearst Corporation from August 2007 to September 2012, including the launch and oversight of the Hearst App Lab. He also served in national sales roles for Condé Nast from 2003 to 2007, Time Inc. from 2001 to 2003, Advance Publications American City Business Journals from 1998 to 2001 and Ziff Davis from 1997 to 1998. Mr. Zimak received his Bachelor of Arts from the State University of New York at Potsdam in 1997.

Mr. Andrew Kraft, the former Chief Revenue Officer and Head of Global Strategic Partnerships, will continue with the Company Supporting Venture Integration for a transition period, while he pursues other employment opportunities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THEMAVEN, INC.

Dated: December 13, 2019	By:	/s/ Doug Smith
	Name:	Doug Smith
	Title:	Chief Financial Officer